Exhibit 1.1
Execution Version

Dynagas LNG Partners LP

Underwriting Agreement

 2,200,000 8.75% Series B Fixed to Floating Rate Cumulative Redeemable Perpetual Preferred Units
Plus an option to purchase from the Partnership up to
330,000 additional 8.75% Series B Fixed to Floating Rate Cumulative Redeemable Perpetual Preferred Units

8.75% Cumulative Redeemable Perpetual Preferred Units, Series B,
Representing Limited Partner Interests in the Partnership

October 16, 2018

Morgan Stanley & Co. LLC
1585 Broadway
 New York, New York 10036

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019

Stifel, Nicolaus & Company, Incorporated
787 Seventh Avenue, 11th Floor
New York, New York 10019

as Representatives of the several Underwriters

Ladies and Gentlemen:

1.  Introductory.  Dynagas LNG Partners LP, a limited partnership organized under the laws of The Republic of The Marshall Islands (the "Partnership"), has filed a registration statement with the Commission under which the Partnership may from time to time, issue and sell up to an aggregate of $750,000,000 of the Partnership's common units representing limited partner interests, other classes of units representing limited partner interests, warrants, debt securities and guarantees of the Partnership.  The Partnership agrees, with the several Underwriters named in Schedule A hereto (the "Underwriters"), for whom you are acting as representatives (the "Representatives"), pursuant to the terms of this agreement (this "Agreement"), to issue and sell to the Underwriters (the "Offering") 2,200,000 8.75% Series B Fixed to Floating Rate Cumulative Redeemable Perpetual Preferred Units (the "Firm Units"), each representing a limited partner interest in the Partnership (the "Series B Preferred Units"). The Partnership also proposes to grant to the Underwriters an option to purchase up to 330,000 additional Series B Preferred Units (the "Option Units;" the Firm Units and the Option Units being hereinafter collectively referred to as the "Units").   To the extent there are no additional Underwriters listed in Schedule A other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires.

The Clean Energy, the Ob River, the Amur River, the Arctic Aurora, the Yenisei River and the Lena River are hereinafter collectively referred to as the "Vessels."  In addition, (i) Pegasus Shipholding S.A., a corporation organized under the laws of The Republic of The Marshall Islands ("Pegasus"), (ii) Lance Shipping S.A., a corporation organized under the laws of The Republic of The Marshall Islands ("Lance Shipping"), (iii) Seacrown Maritime Ltd., a company organized under the laws of The Republic of The Marshall Islands ("Seacrown") (iv) Fareastern Shipping Limited, a company organized under the laws of the

Republic of Malta ("Fareastern"), (v) Navajo Marine Limited, a company organized under the laws of The Republic of The Marshall Islands ("Navajo") and (vi) Solana Holding Ltd., a company organized under the laws of The Republic of The Marshall Islands ("Solana") are hereinafter collectively referred to as the "Operating Subsidiaries." The Partnership, Dynagas Finance Inc., a corporation incorporated under the laws of The Republic of the Marshall Islands ("Finance Inc."), Dynagas GP LLC, a limited liability company organized under the laws of The Republic of the Marshall Islands (the "General Partner"), Dynagas Operating GP LLC, a limited liability company organized under the laws of The Republic of The Marshall Islands ("Dynagas Operating"), Dynagas Operating LP, a limited partnership organized under the laws of The Republic of The Marshall Islands ("OPCO"), Dynagas Equity Holding Ltd., a corporation organized under the laws of The Republic of Liberia ("Dynagas Equity") and Arctic LNG Carrier LTD., a corporation incorporated under the laws of The Republic of The Marshall Islands ("Arctic LNG") are hereinafter collectively referred to as the "Partnership Parties," and together with the Operating Subsidiaries, the "Partnership Entities."

Any reference herein to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 which were filed under the Exchange Act, on or before the Effective Date or the issue date of the General Disclosure Package or the Final Prospectus, as the case may be; and any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement, the Base Prospectus, the Preliminary Prospectus, or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Preliminary Prospectus, or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

2.  Representations and Warranties of the Partnership Parties.  The Partnership Parties jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a)          Filing and Effectiveness of Registration Statement; Certain Defined Terms.  A registration statement on Form F-3 (File No. 333-222237), including a prospectus (hereinafter referred to as the "Base Prospectus") in respect of the Units has been filed with the Commission not earlier than three years prior to the date hereof; the Base Prospectus and any post-effective amendment thereto, each in the form heretofore delivered to the Representatives, have been declared effective by the Commission in such form. Such registration statement, as amended, entered into in connection with a specific offering of the Securities and including any documents incorporated by reference therein, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) ("Rule 424(b)") under the Act and deemed part of such registration statement pursuant to Rule 430B under the Act, is hereinafter referred to as the "Registration Statement". The Partnership meets the requirements of the Act for the use of the Form F-3. No stop order suspending the effectiveness of the Registration Statement, any part thereof or any post-effective amendment thereto, if any, has been issued and no proceeding for that purpose has been initiated or threatened by the Commission.

For purposes of this Agreement:

"Act" means the Securities Act of 1933, as amended.

"Applicable Time" means 4:30 p.m. (Eastern Daylight Time) on the date of this Agreement.

"broadly available road show" means a "bona fide electronic road show" as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person.

"Closing Date" has the meaning defined in Section 3 hereof.

"Commission" means the Securities and Exchange Commission.

"Effective Date"  shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Final Prospectus" shall mean the final prospectus supplement relating to the Units, including the accompanying Base Prospectus, as filed with the Commission pursuant to Rule 424(b) of the Act and the rules and Regulations of the Commission promulgated thereunder.

"Free Writing Prospectus" shall mean a free writing prospectus, as defined in Rule 405.

"General Disclosure Package" shall mean shall mean (i) the Preliminary Prospectus, as amended and supplemented to the Applicable Time, (ii) the Issuer Free Writing Prospectuses identified in Schedule B hereto and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the General Disclosure Package.

"General Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by it being so specified in Schedule B to this Agreement.

"Issuer Free Writing Prospectus" means any "issuer free writing prospectus," as defined in Rule 433, relating to the Units in the form filed or required to be filed, with the Commission or, if not required to be filed, in the form retained in the Issuers' records pursuant to Rule 433(g).

"Limited Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

"Partnership Agreement" means, prior to the Closing Date, the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 20, 2015 (the "Original Partnership Agreement"), which will be amended and restated to be the Fourth Amended and Restated Agreement of Limited Partnership (the "Amended and Restated Partnership Agreement") to authorize and establish the terms of the Series B Preferred Units. References herein to the "Partnership Agreement" for periods prior to the Closing Date mean the Original Partnership Agreement and for periods on or after the Closing Date mean the Amended and Restated Partnership Agreement.

"Preliminary Prospectus" means the prospectus in the form first used to confirm sales of Units (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 under the Act).

"Rules and Regulations" means the rules and regulations of the Commission.

"Securities Laws" means, collectively, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of "issuers" (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (the "NYSE") ("Exchange Rules").

"Testing-the-Waters Communication" shall mean any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

"Written Testing-the-Waters Communication" shall mean any Testing the Waters Communication that is a written communication with the meaning of Rule 405 under the Act.

Unless otherwise specified, a reference to a "rule" is to the indicated rule under the Act.

(a) Compliance with Securities Act Requirements.  On the Effective Date and at the Applicable Time, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any Option Closing Date the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the statements made or to be made in such documents that are covered by Rule 175(b) under the Act were made or will be made with a reasonable basis and in good faith; and the documents incorporated by reference in the Registration Statement, the Preliminary Prospectus or

the Final Prospectus did not, when filed with the Commission, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b) Exchange Act Reporting. (i) The Partnership maintains and ensures that each of the Partnership Parties maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information is accumulated and communicated to management of the Partnership and each of the Partnership Parties, including their respective principal executive officers and principal financial officers, as appropriate, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c) Incorporation by Reference.  The documents incorporated by reference in the Preliminary Prospectus or the Final Prospectus, when taken together with the information in the General Disclosure Package as of the Applicable Time and the information in the Final Prospectus as of the date of the Final Prospectus and as of the applicable settlement date, did not, and will not, at such times, as applicable, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Ineligible Issuer Status.  (i) At the time of the initial filing of the Registration Statement and (ii) at the date of this Agreement, the Partnership was not and is not an "ineligible issuer," as defined in Rule 405, including (x) the Partnership or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Partnership in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Units, all as described in Rule 405.

(e) Emerging Growth Company Status.  From the time of the initial filing of the Registration Statement with the Commission through the Applicable Time, the Partnership has been and is an "emerging growth company" as defined in Section 2(a) of the Act (an "Emerging Growth Company").

(f) Testing-the-Waters Communication.  The Partnership (i) has not alone engaged in any Testing-the-Waters Communication and (ii) has not authorized anyone to engage in Testing-the-Waters Communications.

(g) General Disclosure Package.  As of the Applicable Time, (i) the General Disclosure Package, when taken together as a whole, (ii) each General Use Issuer Free Writing Prospectus, (iii) any individual Written Testing-the-Waters Communication, when taken together as a whole with the General Disclosure Package, and (iv) each broadly available road show, if any, when taken together as a whole with the General Disclosure Package, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the General Disclosure Package based upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(h) Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Units or until any earlier date that the Partnership notified or notifies the Representatives, as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Partnership has  promptly notified or will promptly notify the Representatives and (ii) the Partnership has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. Except for the Free Writing Prospectuses identified on Schedule B and electronic road shows, if any, each furnished to you before first use, the Partnership has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Free Writing Prospectuses.

(i) Formation and Qualification of the Partnership Entities.  Each of the Partnership Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation, with all limited partnership, limited liability company, corporate or other entity power and authority, as applicable, to own or lease and to operate its properties currently owned or leased or to be owned or leased on the Closing Date and any settlement date and to conduct its business as currently conducted or as to be conducted on the Closing Date and any settlement date, in each case as described in the General Disclosure Package. Each of the Partnership Entities is, and at the Closing Date and any settlement date will be (i) duly qualified to do business as a foreign limited partnership, limited liability company, corporation or other entity, as applicable, and (ii) is in good standing under the laws of each jurisdictions that requires, and at the Closing Date (as defined herein) and any settlement date will require, such qualification or registration except with respect to clause (i) hereof to the extent that a lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) or would subject the limited partners of the Partnership to any material liability or disability.

(j) General Partner. The General Partner has, and at each Closing Date and any settlement date thereafter, will have full limited liability company power and authority to act as the general partner of the Partnership in all material respects as described in the General Disclosure Package.

(k) Ownership of Common Units. As of the date hereof and prior to the sale of the Units, (i) Dynagas Holding Ltd., a corporation organized under the laws of The Republic of The Marshall Islands ("Dynagas Holding") owns 15,595,000 common units representing limited partner interests in the Partnership (the "Common Units"), and (ii) public unitholders own 19,895,000 Common Units (the "Public Units").  All of the Common Units, the Public Units and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of The Republic of The Marshall Islands Limited Partnership Act (the "Marshall Islands LP Act"); and Dynagas Holding owns the Common Units free and clear of all liens, encumbrances, security interests, charges, equities or other claims ("Liens").

(l) Ownership of the Incentive Distribution Rights.  As of the date hereof, the General Partner owns, and at the Closing Date and any settlement date thereafter, will own, 100% of the Incentive Distribution Rights (as defined in the Partnership Agreement) (the "Incentive Distribution Rights"). Such Incentive Distribution Rights have been duly authorized for issuance and sale, are validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner owns the Incentive Distribution Rights free and clear of all Liens.

(m) Ownership of the General Partner Interest.  As of the date hereof, the General Partner owns, and at the Closing Date and any settlement date thereafter, will own, a 0.1% general partner interest in the Partnership (the "General Partner Interest"). The General Partner Interest has been duly authorized for issuance and sale, is validly issued in accordance with the Partnership Agreement and is fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner owns the General Partner Interest free and clear of all Liens.

(n) Ownership of the General Partner. Dynagas Holding directly owns 100% of the limited liability company interest in the General Partner, such limited liability company interest has been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of the General Partner, dated as of July 9, 2013 (the "General Partner LLC Agreement") and is fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such non-assessability may be affected by Section 20, 31, 40 and 49 of The Republic of The Marshall Islands Limited Liability Company Act of 1996 (the "Marshall Islands LLC Act"); and Dynagas Holding owns such limited liability company interest free and clear of all Liens.

(o) Ownership of Finance Inc.  The Partnership owns all of the issued and outstanding capital stock of Finance Inc.; such capital stock has been duly authorized and validly issued in accordance with the articles of incorporation and by-laws of Finance Inc., as amended on or prior to the date hereof (the "Finance Inc. Organizational Documents"), and is fully paid and nonassessable; and the Partnership owns such capital stock free and clear of all Liens.

(p) Ownership of Dynagas Operating. The Partnership directly owns 100% of the limited liability company interest in Dynagas Operating; such limited liability company interest has been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of Dynagas Operating, dated as of October 29, 2013 (the "Dynagas Operating LLC Agreement") and is fully paid (to the extent required under the Dynagas Operating LLC Agreement) and nonassessable (except as such non-assessability may be affected by Section 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Partnership owns such limited liability company interest free and clear of all Liens.

(q) Ownership of OPCO. (i) The Partnership directly owns 100% of the limited partner interest and (ii) Dynagas Operating directly owns a non-economic general partner interest in OPCO; such limited partner interest and general partner interest, respectively, has been duly authorized and validly issued in accordance with the Limited Partnership Agreement of OPCO, dated as of October 29, 2013 (the "OPCO Agreement") and is fully paid (to the extent required under the OPCO Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act; and each of the Partnership and Dynagas Operating owns such limited partner interest and general partner interest, respectively, free and clear of all Liens.

(r) Ownership of Dynagas Equity. OPCO owns, and, at the Closing Date and any settlement date thereafter, will own 100% of the equity interest in Dynagas Equity; such equity interest has been duly authorized and validly issued in accordance with the organizational documents of Dynagas Equity (as the same may be amended and restated, the "Dynagas Equity Organizational Documents") and is fully paid (to the extent required under the Dynagas Equity Organizational Documents) and non-assessable (except as such non-assessability may be affected by Section 5.5 the Business Corporation Act of 1977 (the "Liberia BCA"); and OPCO owns such equity interest free and clear of all Liens.

(s) Ownership of Arctic LNG. Dynagas Equity owns, and, at the Closing Date and any settlement date thereafter, will own 100% of the equity interest in Arctic LNG; such equity interest has been duly authorized and validly issued in accordance with the organizational documents of Arctic LNG (as the same may be amended and restated, the "Arctic LNG Organizational Documents") and is fully paid (to the extent required under the Arctic LNG Organizational Documents) and non-assessable; and Dynagas Equity owns such equity interest free and clear of all Liens.

(t) Ownership of the Operating Subsidiaries.  Arctic LNG owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the bylaws, limited liability company agreement or limited partnership agreement, as applicable and as amended from time to time, of each Operating Subsidiary (the "Operating Subsidiaries' Organizational Documents") and are fully paid (to the extent required under the Operating Subsidiaries' Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Operating Subsidiary and the Operating Subsidiaries Organizational Documents); and Arctic LNG owns such equity interests free and clear of all Liens.

(u) No Other Subsidiaries. Except as described in Sections 2(l), 2(m), 2(n), 2(o), 2(p), 2(q), 2(r), 2(s) and 2(t),  none of the Partnership Entities own, or, on the Closing Date or any settlement date, will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(v) Capitalization. At the Closing Date, the Partnership's capitalization was as set forth under the caption "Cash and Capitalization" in the General Disclosure Package and the Final Prospectus.

(w) Valid Issuance of the Units.  At the First Closing Date or any Option Closing Date, the Firm Units and the Option Units, as the case may be, and the limited partner interests represented thereby will be duly authorized by the Amended and Restated Partnership Agreement and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 45 and 60 of the Marshall Islands LP Act and except as described in the Final Prospectus).  The form of certificate representing the Units (i) complies with the requirements of the Amended and Restated Partnership Agreement, (ii) does not violate the laws of the Republic of The Marshall Islands and (iii) complies with the requirements and rules of the NYSE.

(x) No Finder's Fee.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Partnership Parties and any person that would give rise to a valid claim against any Partnership Party or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with this offering.

(y) Registration Rights.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Partnership Parties and any person granting such person the right to require any of the Partnership Parties to file a registration statement under the Act with respect to any securities of any Partnership Entity owned or to be owned by such person or to require such Partnership Entity to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Partnership under the Act (collectively, the "registration rights").

(z) Absence of Further Requirements.  No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Partnership for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Units by the Partnership, except for  the registration of the Units under the Act, such as have been obtained, or made and such as may be required under state or foreign securities laws, the NYSE or the rules and regulations of the

Financial Industry Regulatory Authority, Inc. ("FINRA") in connection with the offering, issuance and sale of the Units by the Partnership.

(aa) Title to Properties.  Except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities have good and marketable title to all real properties and all other properties and assets owned by them in each case free from Liens, except where any Lien does not materially affect the value of such properties, as they have been used in the past and are proposed to be used in the future, and does not materially interfere with the use of such properties; except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(bb) Vessel Registration. Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit A in the name of and, directly and wholly owned by the applicable entity identified on Exhibit A, free and clear of all Liens except as disclosed in the General Disclosure Package and the Final Prospectus or where any Lien does not materially affect the value of such properties, as they have been used in the past and are proposed to be used in the future, and does not materially interfere with the use of such properties.

(cc) Absence of Defaults and Conflicts Resulting from the Offering.  Except as disclosed in the Registration Statement, General Disclosure Package and Final Prospectus, the execution, delivery and performance of this Agreement, and the issuance and sale of the Units will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Partnership Parties or any of their subsidiaries pursuant to (i) the charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, as applicable, of the Partnership Parties or any of their subsidiaries (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Partnership Parties or any of their subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Partnership Parties or any of their subsidiaries is a party or by which the Partnership Parties or any of their subsidiaries is bound or to which any of the properties of the Partnership Parties or any of their subsidiaries is subject (except, with respect to clause (iii), as would not have, individually or in the aggregate, a Material Adverse Effect); a "Debt Repayment Triggering Event" means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership Parties or any of their subsidiaries.

(dd) Absence of Existing Defaults and Conflicts.  Except as disclosed in the General Disclosure Package and the Final Prospectus, none of the Partnership Parties nor any of their subsidiaries is, or, after giving effect to the Offering, will be, in violation (i) of its respective charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of (ii) and (iii) for such defaults or violations that would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole ("Material Adverse Effect") or would materially impair the ability of the Partnership Entities to consummate the transactions provided for in this Agreement or the Covered Agreements.

(ee) Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.

(ff) Authorization, Execution, Delivery and Enforceability of the Organizational Documents. As of the date hereof, the Closing Date and each settlement date:

(i)
the General Partner LLC Agreement has been duly authorized, executed and delivered by Dynagas Holding and is a valid and legally binding agreement of the Dynagas Holding, enforceable against Dynagas Holding in accordance with its terms;

(ii)
the Original Partnership Agreement has been, and the Amended and Restated Partnership Agreement will be, duly authorized, executed and delivered by the General Partner and Dynagas Holding and is a valid and legally binding agreement of the General Partner and Dynagas Holding, enforceable against the General Partner and Dynagas Holding in accordance with its terms;

(iii)
the Finance Inc. Organizational Documents have been duly authorized, executed and delivered by Finance Inc. and are valid and legally binding agreements of Finance Inc., enforceable against Finance Inc. in accordance with their terms;

(iv)
the Dynagas Operating LLC Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(v)
the OPCO Agreement has been duly authorized, executed and delivered by Dynagas Operating and the Partnership and is a valid and legally binding agreement of Dynagas Operating and the Partnership, enforceable against Dynagas Operating and the Partnership in accordance with its terms;

(vi)
the Dynagas Equity Organizational Documents have been duly authorized, executed and delivered by the board of directors of Dynagas Equity and are valid and legally binding agreement of Dynagas Equity, enforceable in accordance with its terms;

(vii)
the Arctic LNG Organizational Documents have been duly authorized, executed and delivered by Arctic LNG and are valid and legally binding agreements of Arctic LNG, enforceable against Arctic LNG in accordance with their terms; and

(viii)
the Operating Subsidiaries' Organizational Documents have been duly authorized, executed and delivered by the equity holders thereof and are valid and legally binding agreements of the equity holders thereof, enforceable against the equity holders thereof in accordance with their respective terms.

provided, that, with respect to each such agreement, the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (the "Enforceability Exceptions").

The agreements described in clauses (i) through (viii) of this Section 2(ff) are herein collectively referred to as the "Organizational Documents."

(gg) Authorization, Execution, Delivery and Enforceability of Certain Other Agreements.  Each Agreement or other instrument listed on Exhibit B hereto (each as amended, collectively, the "Covered Agreements") has been duly authorized, executed and delivered by each of the Partnership Entities party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto, each is a valid and legally binding agreement of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms; provided, however, that with respect to each Covered Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such Covered Agreements may be limited by applicable laws and public policy.

(hh) Possession of Licenses and Permits.  Except as described in or contemplated by the General Disclosure Package and the Final Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the agreements set forth in the Covered Agreements, the Partnership Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business in which they are engaged as described in the Registration Statement, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the General Disclosure Package and the Final Prospectus, the Partnership Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Partnership Parties, the charter parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements.

(ii) Absence of Labor Dispute.  No labor dispute with the employees of the Partnership Parties or any of their subsidiaries exists or, to the knowledge of the Partnership Parties, is imminent that could have a Material Adverse Effect.

(jj) Possession of Intellectual Property.  The Partnership Parties and their subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(kk) Foreign Corrupt Practices; Anti-Money Laundering.  Each of the Partnership Entities represents on its behalf and on behalf of their subsidiaries, and any of their respective officers and directors, and, to their knowledge, their affiliates and any of their respective supervisors, managers, employees or agents, that it has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with applicable:  (a) anti-bribery laws, including but not limited to, any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, the "Anti-Money Laundering Laws"), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Partnership Entities, threatened or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(ll) OFAC.  None of the Partnership Entities or, if applicable, any of their subsidiaries, officers or directors or, to their knowledge, their affiliates, respective employees, does business with the government of or any person or entity in or is organized under the laws of, or directly or indirectly owned or controlled by the government of Cuba, Iran, North Korea, the Crimea region of Ukraine or Syria (collectively, the "Sanctioned Countries") None of the Partnership Parties or, if applicable, any of their subsidiaries, officers or directors or, to their knowledge, any of their respective affiliates, employees or agents, is or is, directly or indirectly, controlled by a person subject to any of the economic sanctions administered by the Swiss State Secretariat for Economic Affairs, the United States Department of Treasury's Office of Foreign Assets Control ("OFAC"), the United States Department of State, the United Nations, the European Union, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and/or the Hong Kong Monetary Authority (collectively, "Sanctions") (all such persons and entities under the preceding clauses (other than the Partnership Parties, their affiliates and any of their subsidiaries, directors, officers, employees or agents) collectively referred to as "Restricted Parties").  The Partnership Entities will not use any proceeds they receive from the sale of the Units (i) to fund any operations or finance any investments in, or make any payments to or in favor of Restricted Parties or a Sanctioned Country or (ii) in any other manner that will result in a violation of Sanctions by any  of the Partnership Entities, their affiliates or any of their subsidiaries, directors, officers or employees. For the past five (5) years, the Partnership Entities have not knowingly engaged in, and are not now knowingly engaged in, and do not have any plans to knowingly engage in, any dealings or transactions with any of their affiliates or any of their subsidiaries, directors, officers or employees, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions. The Partnership Entities maintain in effect and enforce policies and procedures designed to ensure compliance by the Partnership Entities, its affiliates or subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

(mm) Environmental Laws.  Each Partnership Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) ("Environmental Laws"), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted ("Environmental Permits") except for any such Environmental Permits that are the responsibility of the charter parties under the Covered Agreements and that the Partnership Parties reasonably expect such charter parties to obtain, (iii) is in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term "Hazardous Material" means (A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Partnership Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Partnership Parties, the parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(nn) Tax Returns.  The Partnership Entities and their subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed by them or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, Partnership Entities and their subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(oo) Insurance.  The Partnership Entities are insured by insurers (which term shall include P&I clubs) against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged, and the Partnership Entities and their subsidiaries are in compliance with the terms of such policies and instruments in all material respects.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no claims by the Partnership Entities or any of their subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would, individually or in the aggregate, have a Material Adverse Effect.

(pp) Accurate Disclosure.  The statements in the General Disclosure Package and the Final Prospectus under the headings "Description of Series B Preferred Units," "Summary of Our Partnership Agreement," and "Prospectus Summary" insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown under applicable laws and regulations.

(qq) Absence of Manipulation.  The Partnership Parties and their affiliates have not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership Parties to facilitate the sale or resale of the Units.  For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Partnership Parties make no representation.

(rr) Statistical and Market-Related Data.  Any third-party statistical and market-related data included in a Registration Statement, the General Disclosure Package or the Final Prospectus are based on or derived from sources that the Partnership Parties believe to be reliable and accurate.

(ss) Internal Controls and Compliance with the Sarbanes-Oxley Act.  Except as set forth in the General Disclosure Package, the Partnership (including its board of directors) and its subsidiaries are in compliance with applicable Sarbanes-Oxley and Exchange Rules.  To the extent required under the Securities Laws, the Partnership maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, "Internal Controls") that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  To the extent required under the Securities Laws, the Internal Controls are overseen by the Audit Committee (the "Audit Committee") of the Board in accordance with Exchange Rules.  The Partnership has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Partnership does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in any required Internal Controls or fraud involving management or other employees who have a significant role in any required Internal Controls (each, an "Internal Control Event"), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(tt) Absence of Accounting Issues.  A member of the Audit Committee has confirmed to the Chief Executive Officer or the Chief Financial Officer or General Counsel that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Partnership's independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Partnership Parties' disclosure with respect to, any of the Partnership Parties' material accounting policies; (ii) any matter which could result in a restatement of the Partnership Parties' financial statements for any annual or interim period during the current or prior two fiscal years; or (iii) any Internal Control Event.

(uu) Litigation.  Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Partnership Parties, any of their subsidiaries or any of their respective properties that, if determined adversely to the Partnership Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Partnership Parties to perform their obligations under this Agreement, or which are otherwise material in the context of the sale of the Units; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Partnership Parties' knowledge, contemplated.

(vv) Inapplicability of ERISA.  None of the Partnership Parties has incurred or is reasonably likely to incur any material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

(ww) Financial Statements.  The financial statements included in each Registration Statement and the General Disclosure Package present fairly the financial position of the Partnership and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the schedules included in each Registration Statement present fairly the information required to be stated therein.

(xx) No Material Adverse Change in Business.  Except as disclosed in the General Disclosure Package and the Final Prospectus (excluding, however, any amendments or supplements thereto dated after the date hereof), since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Parties and their subsidiaries, taken as a whole, that has had a Material Adverse Effect, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Partnership Parties on any class of its capital stock or equity interests (other than dividends or distributions made to such entity's direct or indirect parent), as applicable, and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock or equity interests, as applicable, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Partnership Parties and their subsidiaries.

(yy) Investment Company Act.  The Partnership is not and, after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the General Disclosure Package, will not be an "investment company" as defined in the Investment Company Act of 1940.

(zz) Ratings.  No "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Partnership that it is considering imposing) any condition (financial or otherwise) on the Partnership's retaining any rating assigned to the Partnership or any securities of the Partnership or (ii) has indicated to the Partnership that it is considering any of the actions described in Section 7(c)(ii) hereof.

(aaa) PFIC Status.  The Partnership was not a "passive foreign investment company" ("PFIC") as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the "Code"), for the taxable year ended December 31, 2017 and, based on the Partnership's current and projected income, assets and activities, the Partnership does not believe that it is likely to become a PFIC for any subsequent taxable year.

(bbb) Tax Status. The Partnership is treated as an association taxable as a corporation for United States federal income tax purposes as of the date hereof and will continue to be so treated as of the closing. Except as otherwise provided in this paragraph, each of the Partnership Entities (other than Dynagas Equity Holdings Ltd.) has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

(ccc) Stamp Taxes.  No stamp or other issuance or transfer taxes are payable by or on behalf of the Underwriters in connection with (A) the delivery of the Units in the manner contemplated herein or (B) the sale and delivery by the Underwriters of the Units as contemplated herein.

(ddd) Section 883 Exemption. Based upon the assumptions and subject to the limitations set forth in the Registration Statement, the General Disclosure Package and the Final Prospectus (or any documents incorporated by reference therein), the Partnership qualified for the exemption from United States federal income tax with respect to its U.S. source international transportation income under Section 883 of the Code for the taxable year ending December 31, 2017 and will continue to so qualify for future tax years, provided that less than 50 percent of its Common Units are owned by "5-percent shareholders" (other than Dynagas Holding or its affiliates) as defined in Treasury Regulation Section 1.883-2(d)(3) for more than half the number of days during each such year.

(eee) Immunity. Under the laws of their jurisdiction of formation or incorporation none of the Partnership Parties, their  direct or indirect subsidiaries or any of their respective properties has immunity from the jurisdiction of any court or from set-off or any legal proceeding (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(fff) Jurisdiction and Service of Process. The submission by the Partnership Parties in this Agreement to the non-exclusive jurisdiction of the federal or state courts of the United States of America located in the City and County of New York, Borough of Manhattan, constitutes a valid and legally binding obligation of the Partnership and service of process made in the manner set forth in this Agreement will be effective to confer valid personal jurisdiction over the Partnership for purposes of proceedings in such courts under the laws of their respective jurisdiction of formation or incorporation.

(ggg) Enforceability of Foreign Judgments. Pursuant to the terms of this Agreement, the Partnership Parties have agreed to submit to the jurisdiction of any state or federal court in the state of New York in which the relevant suit or proceeding may be instituted. Any final judgment for a fixed or readily calculable sum of money rendered in any state or federal court in the state of New York having jurisdiction in respect of any suit, action or proceeding against the Partnership Parties based upon this Agreement or the transactions contemplated thereby would be declared enforceable against the Partnership Parties by the courts their respective jurisdiction of formation or incorporation of without reexamination of the merits of the cause of action in respect of which the original judgment was given or retrial of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty; provided however, that The Republic of the Marshall Islands courts are not bound by a foreign judgment and have the right to review a case on the merits if a motion is made to the court to the effect that there is no merit to the case or the foreign court lacked jurisdiction.

(hhh) No Integration.  Neither the Partnership Parties nor any other person acting on behalf of the Partnership Parties has sold or issued any securities that would be integrated with the offering of the Units contemplated by this Agreement pursuant to the Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

3.  Purchase, Sale and Delivery of Units.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Partnership agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Partnership, the principal amount of Firm Units set forth opposite such Underwriter's name in Schedule A hereto at the applicable purchase price set forth on Schedule C hereto.

The Partnership will deliver the Firm Units to or as instructed by the Representatives through the facilities of the Depository Trust Company ("DTC") for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account designated by the Partnership, at the at the office of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (the "Closing Location"), at 10:00 a.m., New York time, on October 23, 2018, or at such other time not later than seven full business days thereafter as the Representatives and the Partnership Parties determine, such time being herein referred to as the "First Closing Date". For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Firm Units sold pursuant to the offering.

In addition, upon written notice from the Representatives given to the Partnership from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Option Units.  The Partnership agrees to sell to the Underwriters the Option Units specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Option Units. Such Option Units shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Units set forth opposite such Underwriter's name in Schedule A hereto bears to the total number of Option Units and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Units. No Option Units shall be sold or delivered unless the Firm Units previously have been, or simultaneously are, sold and delivered. The right to purchase the Option Units or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Partnership.

Each time for the delivery of and payment for the Option Units, being herein referred to as an "Optional Closing Date", which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a "Closing Date"), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Option Units is given. The Partnership will deliver the Option Units being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters, in a form reasonably acceptable to the Representatives against payment of the purchase price therefore in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Partnership, at the Closing Location.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Units for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Partnership Parties. The Partnership Parties agree with the several Underwriters that:

(a)  Additional Filings.  The Partnership will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to the applicable paragraph of Rule 424(b) not later than the second business day following the execution and delivery of this Agreement.  The Partnership will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing.

(b)  Filing of Amendments: Response to Commission Requests.  The Partnership will promptly advise the Representatives of any proposal to amend or supplement at any time the Registration Statement, the Preliminary Prospectus or the Final Prospectus and will not affect such amendment or supplementation without the Representatives' consent which shall not be reasonably withheld; and the Partnership will also advise the Representatives promptly of (i) any amendment or supplementation of a Registration Statement or the Final Prospectus, (ii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to the Final Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Units in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Partnership will use their reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Partnership will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives' consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)  Rule 158.  As soon as practicable, but not later than the Availability Date (as defined below), the Partnership will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Registration Statement which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, "Availability Date" means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Date, except that, if such fourth fiscal quarter is the last quarter of the Partnership's fiscal year, "Availability Date" means the 120th day after the end of such fourth fiscal quarter.

(e)  Furnishing of Prospectuses.  The Partnership will furnish to the Representatives copies of the Registration Statement (three of which will be signed and will include all exhibits), the Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto and, so long as a prospectus relating to the Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request. The Final Prospectus shall be so furnished on or prior to 3:00 p.m., New York time, on the business day following the execution and delivery of this Agreement; provided, however, that the Partnership may satisfy the requirements of this subsection by making the Registration Statement, the Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto available on its web site or by filing or furnishing such information with the Commission via its Electronic Data Gathering Analysis and Retrieval (EDGAR) system.  All other such documents shall be so furnished as soon as available. The Partnership will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)  Blue Sky Qualifications.  The Partnership will arrange for the qualification of the Units for sale under the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution, provided that the Partnership shall not be required to qualify in any such jurisdiction as a foreign corporation, if such requirement arises solely from a request made by the Representatives under this Section 5(f).

(g)  Reporting Requirements.  During the period of one year hereafter, the Partnership will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to unitholders for such year; and the Partnership will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Partnership filed with the Commission under the Exchange Act or mailed to unitholders, and (ii) from time to time, such other information concerning the Partnership as the Representatives may reasonably request.  However, so long as the Partnership is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission via EDGAR, it is not required to furnish such reports or statements to the Underwriters.

(h)  Emerging Growth Company Status.  The Partnership will promptly notify the Representatives if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Units within the meaning of the Act and (ii) completion of the lock-up period referred to in Section 5(n) hereof.

(i)  Written Testing-the-Waters Communications.  If at any time following the distribution of any Written Testing-the-Waters Communication, any event occurs as a result of which such Written Testing the Waters Communication would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Partnership will (i) promptly notify the Representatives so that use of the Written Testing-the-Waters Communication may cease until it is amended or supplemented; (ii) amend or supplement the Written Testing-the-Waters Communication to correct such statement or omission; and (iii) supply any amendment or supplement to the Representatives in such quantities as may be reasonably requested.

(j)  Payment of Expenses.  The Partnership agrees with the several Underwriters that the Partnership will pay all expenses incident to the performance of the obligations of the Partnership under this Agreement, including but not limited to costs and expenses relating to investor presentations or any "road show" in connection with the offering and sale of the Units including, without limitation, any travel expenses of the Partnership's officers and employees and any other expenses of the Partnership including fees and expenses in connection with the registration of the Units under the Exchange Act and expenses incurred in distributing the Preliminary Prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.  The Partnership will not pay for any of the expenses of the Underwriters except as set forth in this paragraph and Section 10 hereof.

(k)  Use of Proceeds.  The Partnership will use the net proceeds received by it in connection with this Offering in the manner described in the "Use of Proceeds" section of the General Disclosure Package and, except as disclosed in the General Disclosure Package and the Final Prospectus, the

Partnership does not intend to use any of the proceeds from the sale of the Units hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(l)  Absence of Manipulation.  The Partnership will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Units.  For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Partnership Parties make no representation.

(m)  Taxes.  The Partnership will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Units and on the execution and delivery of this Agreement. All payments to be made by the Partnership hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges under the laws of the United States or the Marshall Islands whatsoever unless the Partnership is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Partnership shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made, provided, however, that no such indemnification shall be required if such withholding or deduction is required due to the failure of the Underwriters to provide required tax forms or other information necessary to avoid the imposition of such taxes.

(n)  Clear Market. During a period of 30 days from the date of this Agreement, the Partnership Parties will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any securities of the Partnership that are substantially similar to the Units.

6.  Free Writing Prospectuses. The Partnership Parties represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Partnership and the Representatives, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a "free writing prospectus," as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Partnership and the Representatives is hereinafter referred to as a "Permitted Free Writing Prospectus."  The Partnership represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an "issuer free writing prospectus," as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.  The Partnership represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7.  Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Units on the First Closing Date and the Option Units to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Partnership Parties herein (as though made on such Closing Date), to the accuracy of the statements of Partnership officers made pursuant to the provisions hereof, to the performance by the Partnership Parties of their obligations hereunder and to the following additional conditions precedent:

(a)  Accountants' Comfort Letter.  The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, as applicable, of Ernst & Young (Hellas) Certified Auditors Accountants S.A., in form and substance satisfactory to the Representatives, (i) confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and (ii) stating that their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants' "comfort letters" to underwriters in connection with registered public offerings in the United States.

(b)  Effectiveness of Registration Statement.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such

Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Partnership or the Representatives, shall be contemplated by the Commission.

(c)  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement and through and including such Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Units; (ii) any downgrading in the rating of any debt securities, preferred units or stock of the Partnership Parties by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities, preferred units or stock of the Partnership Parties (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that any Partnership Party has been placed on negative outlook; (iii) any change in U.S., The Republic of The Marshall Islands, or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Units, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Partnership on the New York Stock Exchange; (vi) any banking moratorium declared by any U.S. federal or New York, authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, or The Republic of The Marshall Islands, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Units or to enforce contracts for the sale of the Units.

(d)  Opinion of U.S. Counsel for the Partnership.  The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, U.S. counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(e)  Opinion of Marshall Islands Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special Republic of The Marshall Islands counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(f)   Opinion of The Republic of Liberia Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special The Republic of Liberia counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(g)  Opinion of English Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Holman Fenwick Willan LLP, special English counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(h)  Opinion of The Republic of Malta Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Ganado Advocates, special The Republic of Malta counsel for the Partnership Parties, in form and substance satisfactory to the Representatives.

(i)   Opinion of Counsel for Underwriters.  The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing

Date, with respect to such matters as the Representatives may require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters

(j)   Officer's Certificate.  The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Partnership and a principal financial or accounting officer of the Partnership in which such officers shall state that: (1) the representations and warranties of the Partnership Parties in this Agreement are true and correct; (2) the Partnership Parties have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to such Closing Date; (3) no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; (4) the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, (5) subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(k)   DTC Matters.  Prior to the Applicable Time, the Units shall be eligible for clearance, settlement and trading through the facilities of DTC.

(l)    Additional Information. Prior to the Closing Date and any settlement date, as applicable, the Partnership Parties shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(m)  FinCEN Certificate. On or before the date of this Agreement, the Representatives shall have received a certificate satisfying the beneficial ownership due diligence requirements of the Financial Crimes Enforcement Network ("FinCEN") from the Partnership and any other legal entity customers in form and substance reasonably satisfactory to the Representatives, along with such additional supporting documentation as the Representatives have reasonably requested in connection with the verification of the foregoing certificate.

The Partnership Parties will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request.  The Representatives may waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.  Indemnification and Contribution.

(a)   Indemnification of Underwriters. The Partnership Parties agree to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, the Preliminary Prospectus, the General Disclosure Package or any amendment or supplement thereto, the Final Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus as defined in Rule 433(h) under the Act, any Partnership information that the Partnership has filed or is required to file pursuant to Rule 433(d) under the Act, any "road show" as defined in Rule 433(h) under the Act (a "road show"), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the

Partnership in writing by such Underwriter through the Representatives expressly for use therein.

(b) Indemnification of Partnership Parties. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Partnership Parties, their respective directors and their respective officers who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Partnership Parties to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Partnership in writing by such Underwriter through you expressly for use in the Registration Statement or any amendment thereof, the Preliminary Prospectus, the General Disclosure Package or any amendment or supplement thereto, the Final Prospectus or any amendment or supplement thereto, any road show or any Issuer Free Writing Prospectus.

(c) Actions against Parties; Notification. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Partnership, in the case of parties indemnified pursuant to Section 8(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)          Contribution. To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other hand from the offering of the Series B Preferred Units or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Partnership Parties on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Partnership Parties on the one hand and the Underwriters on the other hand in connection with the offering of the Series B Preferred Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Series B Preferred Units (before deducting expenses) received by the Partnership Parties and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Final Prospectus, bear to the offering price of the Series B Preferred Units listed on Schedule C hereto.  The relative fault of the Partnership Parties on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership Parties or by the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Underwriters' respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Series B Preferred Units they have purchased hereunder, and not joint.

(e) Allocation of Contribution. The Partnership Parties and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Series B Preferred Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Units hereunder on either the First or any Optional Closing Date and the aggregate principal amount of Units that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the aggregate principal amount of Units that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Partnership for the purchase of such Units by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Units that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate principal amount of Units with respect to which such default or defaults occur exceeds 10% of the aggregate principal amount of Units that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Partnership for the purchase of such Units by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Partnership, except as provided in Section 10 (provided that if such default occurs with respect to Option Units after the First Closing Date, this Agreement will not terminate as to the Firm Units or any Option Units purchased prior to such termination). As used in this Agreement, the term "Underwriter" includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.  Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Partnership Parties or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Partnership Parties or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Units. If  the purchase of the Units by the Underwriters is not consummated for any reason other than (a) any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(c) of this Agreement, or (b) because of the termination of this Agreement pursuant to Section 9 hereof, the Partnership

Parties will, jointly and severally, reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of one counsel) reasonably incurred by them in connection with the offering of the Units, and the respective obligations of the Partnership Parties and the Underwriters pursuant to Section 8 hereof  and the obligations of the Partnership Parties pursuant to Section 10 shall remain in effect.  In addition, if any Units have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.  Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attn. Equity Syndicate Desk, with a copy to the Legal Department; UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Syndicate; Stifel, Nicolaus & Company, Incorporated, 1 South Street, 15th Floor, Baltimore, MD 21202, Attention: Syndicate Department; or, if sent to the Partnership, will be mailed, delivered or telegraphed and confirmed to it at Dynagas LNG Partners LP, 3, Rue Basse, 98000 Monaco, Attention: Michael Gregos; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.  Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13.  Representation.  The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.  Absence of Fiduciary Relationship.  The Partnership Parties acknowledge and agree that:

(a)  No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of the Units and that no fiduciary, advisory or agency relationship between the Partnership Parties, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Partnership Parties on other matters;

(b) Arms' Length Negotiations.  The price of the Units set forth in this Agreement was established by the Partnership Parties following discussions and arms-length negotiations with the Representatives and the Partnership Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose.  The Partnership Parties have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Partnership Parties and that the Representatives have no obligation to disclose such interests and transactions to the Partnership Parties by virtue of any fiduciary, advisory or agency relationship; and

(d)  Waiver.  The Partnership Parties waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Partnership Parties in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Partnership Parties, including  stockholders, unitholders, employees or creditors of the Partnership Parties.

16.          Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Partnership Parties hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby ("Related Proceedings"). The Partnership Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York (collectively, the "Specified Courts") and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.  The Partnership Parties irrevocably appoint Seward & Kissel LLP as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agree that service of process upon such agent, and written notice of said service to the Partnership Parties by the person serving the same to the address provided in Section 11, shall be deemed in every respect effective service of process upon the Partnership Parties in any such suit or proceeding.  The Partnership Parties further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement.  With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

The obligation of the Partnership Parties pursuant to this Agreement in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Partnership Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss.  If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Partnership Parties an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

[Signature pages follow]

If the foregoing is in accordance with the Representatives' understanding of our agreement, kindly sign and return to the Partnership Parties one of the counterparts hereof, whereupon it will become a binding agreement among the Partnership Parties and the several Underwriters in accordance with its terms.

Very truly yours,

DYNAGAS LNG PARTNERS LP

By:          /s/ Michael Gregos
Name:     Michael Gregos
Title:       CFO

DYNAGAS FINANCE INC.

By:          /s/ Michael Gregos
Name:     Michael Gregos
Title:       Director

DYNAGAS GP LLC

By:          /s/ Konstantinos Lampsias
Name:     Konstantinos Lampsias
Title:       Director, Dynagas Holding Ltd.

DYNAGAS OPERATING GP LLC

By:          /s/ Michael Gregos
Name:     Michael Gregos
Title:       CFO

DYNAGAS OPERATING LP

By: Dynagas Operating GP LLC, its general partner

By:          /s/ Konstantinos Lampsias
Name:     Konstantinos Lampsias
Title:       Attorney-in-Fact

DYNAGAS EQUITY HOLDING LTD.

By:          /s/ Michael Gregos
Name:     Michael Gregos
Title:       Attorney-in-Fact

ARCTIC LNG CARRIER LTD.

By:          /s/ Michael Gregos
Name:     Michael Gregos
Title:       Attorney-in-Fact

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as the
          Representative of the several Underwriters.

MORGAN STANLEY & CO. LLC

By:	/s/ Yurji Slyz________________________________ Name:Yurij Slyz Title: ED

UBS SECURITIES LLC

By:	/s/ Ashely Grand_____________________________ Name: Ashley Grand Title: Associate Director

By:	/s/ Greg Urban_______________________________ Name: Greg Urban Title: Executive Director

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Chris Weyers_____________________________ Name: Chris Weyers Title: Managing Director

SCHEDULE A

Underwriters	Firm Units to be Purchased
Morgan Stanley & Co. LLC.	825,000
UBS Securities LLC	825,000
Stifel, Nicolaus & Company, Incorporated.	440,000
B. Riley FBR, Inc.	110,000
Total	2,200,000

SCHEDULE B

1.	Issuer Free Writing Prospectuses (included in the General Disclosure Package)

"General Use Issuer Free Writing Prospectus" includes each of the following:

Final Term Sheet of Dynagas LNG Partners LP dated October 16, 2018 and attached to the Agreement as Schedule C.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1.  None.

SCHEDULE C

PRICING TERM SHEET

EXHIBIT A

VESSELS

Vessel	Ownership	Flag Jurisdiction
Clean Energy	Pegasus Shipholding S.A.	Republic of the Marshall Islands
Amur River	Seacrown Maritime Ltd.	Republic of the Marshall Islands
Ob River	Lance Shipping S.A.	Republic of the Marshall Islands
Arctic Aurora	Fareastern Shipping Limited	Republic of Malta
Yenisei River	Navajo Marine Limited	Republic of the Marshall Islands
Lena River	Solana Holding Ltd.	Republic of the Marshall Islands

EXHIBIT B

COVERED AGREEMENTS

1.
Ship management agreement for the Clean Force dated December 21, 2012 made between Seacrown Maritime Ltd. as owner and Dynagas Ltd. as manager; and confirmation of no change of control dated November 15, 2013.

2.
Ship management agreement for the Clean Energy dated December 21, 2012 made between Pegasus Shipholding S.A. as owner and Dynagas Ltd. as manager; and confirmation of no change of control dated November 15, 2013.

3.
Ship management agreement for the Ob River (formerly Clean Power) dated December 21, 2012 made between Lance Shipping S.A. as owner and Dynagas Ltd. as manager; and confirmation of no change of control dated November 15, 2013.

4.
Ship management agreement for the Arctic Aurora dated December 16, 2013 made between Fareastern Shipping Limited as owner and Dynagas Ltd. as manager; and confirmation of no change of control dated the date of this opinion.

5.	Ship management agreement for the Lena River dated December 17, 2013 made between Solana Holding Ltd. As owner and Dynagas Ltd. as manager.

6.	Ship management agreement for the Yenisei River dated December 17, 2013 made between Navajo Marine Limited as owner and Dynagas Ltd. as manager.

7.
Time charter of the Clean Energy dated April 24, 2017, as amended and supplemented from time to time made between Pegasus Shipholding S.A. as owner and Gazprom Marketing and Trading Singapore Pte. Ltd. as charterer.

8.
Time charter of the Ob River dated March 24, 2016, as amended and supplemented from time to time made between Lance Shipping S.A. as owner and Gazprom Marketing and Trading Singapore Pte. Ltd. as charterer.

9.
Time charter of the Arctic Aurora dated December 20, 2017, as amended and supplemented from time to time made between Fareastern Shipping Limited as owner and Equinor ASA (previously named Statoil ASA) as charterer.

10.
Time charter of the Amur River (formerly Clean Force) dated April 17, 2014 as amended and supplemented from time to time made between Seacrown Maritime Ltd. as owner and Gazprom Marketing and Trading Singapore Pte. Ltd. as charterer.

11.	Time charter of the Lena River dated May 29, 2018, as amended and supplemented from time to time made between Solana Holding Limited as owner and Cheniere Marketing International LLP as charterer.

12.	Time charter of the Lena River dated January 14, 2016, as amended and supplemented from time to time made between Solana Holding Limited as owner and Yamal Trade Pte. Ltd. as charterer.

13.	Time charter of the Yenisei River dated January 14, 2016, as amended and supplemented from time to time made between Navajo Marine Limited as owner and Yamal Trade Pte. Ltd. as charterer.

14.	$30 Million Revolving Credit Facility with Dynagas Holding Ltd. dated November 18, 2013.

15.	Executive Services Agreement by and between Dynagas LNG Partners LP and Dynagas Ltd. dated March 21, 2014.

16.	Administrative Services Agreement by and between Dynagas LNG Partners LP and Dynagas Ltd. dated December 30, 2014.

17.	$480 Million Term Loan B dated May 18, 2017 by and among the parties listed thereto.